EXHIBIT 99.1

News Release

Contact: Michael Mitchell, (513) 784-8959, mmitchell@chiquita.com

CHIQUITA COMMENCES CASH TENDER OFFER AND CONSENT SOLICITATION

FOR ANY AND ALL OF ITS 10.56% SENIOR NOTES DUE 2009

CINCINNATI – Sept. 14, 2004 – Chiquita Brands International, Inc. (NYSE : CQB) today announced that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding $250 million aggregate principal amount of 10.56% Senior Notes due 2009 (CUSIP Number: 170032 AN 6, ISIN Code: US170032AN63, Common Code: 014278974) on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated Sept. 14, 2004 (the “Statement”).

The purchase price is $1,069.56 for each $1,000 principal amount of notes validly tendered and accepted for payment, plus accrued and unpaid interest up to but excluding the applicable settlement date. Furthermore, under certain circumstances, as set forth below, Chiquita will pay to tendering holders a consent payment of $20 for each $1,000 principal amount of notes validly tendered and accepted for payment. The consummation of the tender offer and consent solicitation is subject to market and other conditions outlined in the Statement, including the receipt of consents of noteholders representing the majority in aggregate principal amount of the notes.

In connection with the offer, Chiquita is soliciting consents to eliminate substantially all of the restrictive covenants included in the indenture under which the notes were issued. The amendments to the indenture will be set forth in a supplemental indenture and are described in more detail in the Statement. The consent payment will only be paid to holders who validly tender their notes and deliver their consents at or prior to midnight, New York City time, on Sept. 27, 2004 (the “Consent Date”), unless extended. Holders who tender their notes after the Consent Date will receive only the purchase price for the tender offer.

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Chiquita Brands International

Tender Offer and Consent Solicitation for 10.56% Senior Notes

The tender offer will expire at midnight, New York City time, on Oct. 12, 2004, unless the offer is extended or terminated by Chiquita. Chiquita may, subject to certain restrictions, amend, extend or terminate the tender offer and consent solicitation at any time in its sole discretion without making any payments with respect thereto. Tendered notes may not be withdrawn and consents may not be revoked after the Consent Date, except in limited circumstances.

Chiquita has engaged Morgan Stanley & Co. Incorporated as dealer manager and solicitation agent for the tender offer and consent solicitation. Questions regarding the tender offer or the consent solicitation should be directed to MacKenzie Partners, Inc. (the information agent) at 1-212-929-5500 (call collect), or call toll free 1-800-322-2885.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the notes. The tender offer and consent solicitation are being made solely by the Statement.

Chiquita Brands International, Inc. is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold under Chiquita® premium brands and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

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